Exhibit 99.1

Caliber Imaging & Diagnostics Appoints William F. O’Dell to Board of Directors

Healthcare Sales and Marketing Executive with More Than 30 Years of Experience Adds Strength to Board

Increases Size of Board to Nine Members

BOSTON and ROCHESTER, NY -- March 20, 2014 -- Caliber Imaging & Diagnostics (OTCQB: LCDX), formerly Lucid, Inc., has appointed William F. O'Dell to its Board of Directors, effective immediately.

Mr. O'Dell, an experienced sales and marketing executive, joins Caliber's Board of Directors as it revamps its global sales and marketing program. Most recently, Mr. O'Dell, age 67, was Executive Vice President-Sales & Marketing at DUSA Pharmaceuticals, Inc., where he helped lead the company's reorganization, turnaround and eventual sale to Sun Pharma for $230 million. Prior to this, he held a series of positions of increasing responsibility at West Pharmaceutical Services, Inc., culminating as Vice President of Marketing & Strategic Business Development. In his roles at West, he reorganized, managed and directed all sales, marketing, technical customer service, account services and contract laboratories. His earlier professional experience includes positions as Director of Marketing at ConvaTec, A Bristol-Myers Squibb Company; and as Vice President of Marketing, Medical Division at Acme United Corporation. He is a graduate of Columbia University's Executive Marketing Management Program. He earned a bachelor's degree from Saint Charles Borromeo Seminary.

Mr. O'Dell said, "During my years in the healthcare industry, I have learned that introducing innovative and disruptive technologies to the marketplace has been the cornerstone to success. I am extremely encouraged by Caliber I.D.'s success in developing the VivaScope® system, an innovative and comprehensive suite of technology solutions with applications in dermatology, surgery and research. Although Caliber already has a stellar group of customers that spans leading clinical and medical centers, cosmetic companies and academia, I believe there is much more potential in the marketplace for the VivaScope system. I look forward to working with Caliber's management team to increase awareness and sales of VivaScope in the global markets."

L. Michael Hone, Chief Executive Officer of Caliber I.D., said, "William O'Dell brings a tremendous amount of industry experience to Caliber I.D., and we are truly honored to have him serve on our Board. We intend to draw heavily on his keen insights and judgment as we seek to broaden awareness of VivaScope®. We are enthusiastic that his guidance will help us enhance our reputation among the medical community."

About Caliber Imaging & Diagnostics

Caliber Imaging & Diagnostics' proprietary, cutting-edge VivaScope system is a disruptive, noninvasive point-of-care platform imaging technology with numerous applications in dermatology, surgery and research. FDA 510(k) cleared, VivaScope has regulatory approval in most major markets. With 78 issued or pending patents worldwide, VivaScope significantly improves outcomes and reduces costs, allowing physicians to quickly detect cancerous lesions that appear benign. VivaScope dramatically reduces the need for expensive, painful and time-consuming biopsies, which show no malignancy approximately 70% of the time. VivaScope also has significant applications in testing and analysis in the cosmetics industry. For more information about Caliber I.D. and its products, please visit www.caliberid.com.

VivaScope® is a registered trademark of Caliber Imaging & Diagnostics.

Safe Harbor

This press release contains "forward looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including the statements regarding the potential for future product revenue growth and financial performance. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved and actual results may differ materially from our beliefs or expectations due to financial, economic, business, regulatory and other factors or conditions affecting us or our industry in general, as well as more specific risks and uncertainties facing us, such as those set forth in the Risk Factors section of the 2013 10-K filed by us with the Securities and Exchange Commission.

Contact:

Company Contact:
Richard Christopher
Chief Financial Officer
(617) 348-9821

rchristopher@caliberid.com

Investor Relations Contact:
LHA
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

Public Relations Contacts:
Dian Griesel Int’l.
Susan Forman or Laura Radocaj
(212) 825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com